Exhibit 4.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

____________________________________________________________

Alaska Communications Systems Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151(g) of the DGCL and the authority granted in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously adopted resolutions creating and authorizing a series of 145,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Junior Participating Preferred Stock, subject to the Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of State of the State of Delaware on January 9, 2018.

SECOND: That none of the authorized shares of Series A Junior Participating Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designation.

THIRD: That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board duly adopted the following resolutions by unanimous consent effective October 15, 2019, approving the elimination of the Series A Junior Participating Preferred Stock and the filing of a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”):

“Certificate of Elimination of the Series A Junior Participating Preferred Stock

WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designation filed with the Office of the Secretary of State of the State of Delaware on January 9, 2018 (the “Certificate of Designation”), 145,000 authorized shares of preferred stock, par value $0.01 per share, of the Corporation were designated as Series A Junior Participating Preferred Stock, which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of the Series A Junior Participating Preferred Stock;

WHEREAS, the Board deems it desirable that, pursuant to Section 151(g) of the Delaware General Corporation Law, a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 145,000 shares of Series A Junior Participating Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, and that all matters set forth in the Series A Junior Participating Preferred Stock Certificate of Designation be eliminated from the Corporation’s Amended and Restated Certificate of Incorporation.

NOW THEREFORE, BE IT

RESOLVED, that none of the Series A Junior Participating Preferred Stock shall be issued pursuant to the Series A Junior Participating Preferred Stock Certificate of Designation previously filed with the Secretary of State of the State of Delaware with respect to the Series A Junior Participating Preferred Stock; and further

RESOLVED, that each of the executive officers of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware and to execute and deliver and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series A Junior Participating Preferred Stock, as provided by Section 151(g) of the Delaware General Corporation Law in accordance with Section 103 of the Delaware General Corporation Law; and further

RESOLVED, that when such Certificate of Elimination becomes effective, all references to the Series A Junior Participating Preferred Stock in the Corporation’s Amended and Restated Certificate of Incorporation shall be eliminated and the shares of Series A Junior Participating Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series; and further

RESOLVED, that each of the executive officers of the Corporation is hereby authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver any and all agreements, instruments and documents, and to do any and all other acts and things as they or any of them may deem necessary or appropriate to carry out fully the intent and purpose of the foregoing resolutions.”

FOURTH: That, in accordance with Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series A Junior Participating Preferred Stock Certificate of Designation from the Certificate of Incorporation, and all shares of Series A Junior Participating Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under penalties of perjury on this 17th day of October 2019.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	Leonard A. Steinberg
Leonard A. Steinberg Corporate Secretary

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